                                                Filed pursuant to Rule 424(b)(5)
                                                File No. 333-104019

            Prospectus Supplement to Prospectus dated April 2, 2003.

[LOGO: BD]

                                  $400,000,000

                         BECTON, DICKINSON AND COMPANY

                  $200,000,000 4.550% Notes due April 15, 2013
                  $200,000,000 4.900% Notes due April 15, 2018

                              -------------------

    Becton, Dickinson will pay interest on the notes on April 15 and October 15 of each year. The first such payment will be made on October 15, 2003. Becton, Dickinson has the option to redeem all or any portion of the notes at any time at the redemption price described in this prospectus supplement, plus accrued interest. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

                              -----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------------

                                                      Per Note            Per Note
                                                      due 2013            due 2018              Total
                                                      --------            --------              -----
Initial public offering price...................       99.728%             99.641%          $398,738,000
Underwriting discount...........................        0.650%              0.750%          $  2,800,000
Proceeds, before expenses, to Becton,
  Dickinson.....................................       99.078%             98.891%          $395,938,000

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 9, 2003 and must be paid by the purchaser if the notes are delivered after April 9, 2003.

                              -----------------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg and Euroclear against payment in New York, New York on April 9, 2003.

GOLDMAN, SACHS & CO.
                      SALOMON SMITH BARNEY
                                      JPMORGAN
                                                  BANC ONE CAPITAL MARKETS, INC.

                              -------------------

                   Prospectus Supplement dated April 4, 2003

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the notes, estimated to be approximately $395.9 million, to repay outstanding commercial paper, and for other general corporate purposes. On April 4, 2003, our commercial paper had a weighted average interest rate of approximately 1.29% per annum. We may invest the net proceeds in short-term interest-bearing securities pending the application of the proceeds.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offering in this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus. In this prospectus supplement, 'Becton, Dickinson,' 'BD,' 'we,' 'us' and 'our' refer to Becton, Dickinson and Company.

    The notes will be issued under the indenture, dated as of March 1, 1997, between us and JPMorgan Chase Bank, as trustee. The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. We may issue additional notes of the same series with the same terms in the future, without obtaining the consent of any holders of notes of the applicable series.

TERMS OF THE NOTES

    The specific terms of the notes due 2013 we are offering will be as follows:

            Title of the notes: 4.550% Notes due April 15, 2013
            Issuer of the notes: Becton, Dickinson and Company
            Total principal amount being issued: $200,000,000
            Maturity date: April 15, 2013
            Interest Rate: 4.550%
            Denominations: $1,000 and integral multiples of $1,000
            Date interest starts accruing: April 9, 2003
            Interest payment dates: every April 15 and October 15
            First interest payment date: October 15, 2003
            Regular record dates for interest: every April 1 and October 1
            Redemption: as described below under ' -- Optional
            Redemption'
            Repayment at the option of the holder: none

    The specific terms of the notes due 2018 we are offering will be as follows:

            Title of the notes: 4.900% Notes due April 15, 2018
            Issuer of the notes: Becton, Dickinson and Company
            Total principal amount being issued: $200,000,000
            Maturity date: April 15, 2018
            Interest Rate: 4.900%
            Denominations: $1,000 and integral multiples of $1,000
            Date interest starts accruing: April 15, 2003
            Interest payment dates: every April 15 and October 15
            First interest payment date: October 15, 2003
            Regular record dates for interest: every April 1 and October 1
            Redemption: as described below under ' -- Optional
            Redemption'
            Repayment at the option of the holder: none

OPTIONAL REDEMPTION

    We may, at our option, redeem all or any part of the notes. If we choose to do so, we will mail a notice of redemption to you not less than 30 days and not more than 60 days before this redemption occurs. The redemption price will be equal to the greater of:

            100% of the principal amount of the notes to be redeemed;
            and

            the sum of the present values of the Remaining Scheduled Payments on the notes, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 10 basis points in the case of the notes due 2013 and 15 basis points in the case of the notes due 2018.

    The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

    'Treasury Rate' means, for any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price, expressed as a percentage of its principal amount, for that redemption date. The yield of the Comparable Treasury Issue will be computed as of the second business day immediately preceding the redemption date.

    'Comparable Treasury Issue' means the United States Treasury security selected by one of the investment banking firms named below that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the applicable remaining term of the notes being redeemed.

    The investment banks we may use to select a Comparable Treasury Issue for this purpose are Goldman, Sachs & Co., Salomon Smith Barney Inc., J.P. Morgan Securities Inc., and Banc One Capital Markets, Inc., each of their successors and any two other nationally recognized investment banking firms that we will appoint from time to time that are primary dealers of U.S. government securities in New York City, each of whom we call a 'Reference Treasury Dealer.' If any of the firms named in the preceding sentence ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm as a substitute.

    'Comparable Treasury Price' means, for any redemption date:

            the average of the Reference Treasury Dealer Quotations obtained by the Trustee for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations; or

            if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all those quotations.

    'Reference Treasury Dealer Quotation' means, with respect to any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by a Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding that redemption date. The Trustee shall seek Reference Treasury Dealer Quotations in respect of any redemption date from each of the then-existing Reference Treasury Dealers.

    'Remaining Scheduled Payments' means, with respect to each note being redeemed, the remaining scheduled payments of principal and interest on that note that would be due after the related redemption date but for the redemption. If, however, the redemption date is not an interest payment date with respect to that note, the amount of the next succeeding scheduled interest payment on that note that would have been due will be deemed reduced by the amount of interest accrued on the note to the redemption date.

    On and after any redemption date, the notes or any portion of the notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the notes to be redeemed and their redemption price. If less than all of the notes are redeemed, the Trustee will choose the notes to be redeemed by any method that it deems fair and appropriate.

BOOK-ENTRY ISSUANCE

    We will issue the notes only in book-entry form -- i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under 'Description of Debt Securities -- Global Securities.'

    Payments of principal of, and interest and premium, if any, on, notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes representing those notes. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the notes.

    You may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. These organizations include Clearstream Banking S.A., or Clearstream, Luxembourg, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, which are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Clearstream, Luxembourg or Euroclear must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Clearstream, Luxembourg or Euroclear, on one hand, and participants in DTC, on the other hand, are also subject to DTC's rules and procedures.

    You will be able to make and receive through Clearstream, Luxembourg or Euroclear payments, deliveries, transfers, exchanges, notices and other transactions involving the notes only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day many need to act before the expiration date. In addition, investors who hold their interests through Clearstream, Luxembourg or Euroclear may need to make special arrangements to finance any purchases or sales of their interests between DTC and the European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

    In the event that notes are issued in certificated form, those notes may be transferred or exchanged and payments on the notes, including principal, premium, if any, and interest, will be payable at the office of the Trustee at JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, New York, New York 10004. We will also have the option of paying interest by mailing a check to the address of the person entitled to the interest.

    NONE OF BECTON, DICKINSON, THE TRUSTEE, OR ANY AGENT OF BECTON, DICKINSON OR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR THE RECORDS RELATING TO, OR PAYMENTS MADE ON ACCOUNT OF, BENEFICIAL OWNERSHIP INTERESTS IN ANY GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING RECORDS RELATING TO BENEFICIAL OWNERSHIP INTERESTS IN ANY GLOBAL NOTE. THESE RECORDS OR PAYMENT PROCEDURES ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING PROSPECTUS.

                                  UNDERWRITING

    BD and the underwriters for this offering named below have entered into an underwriting agreement and pricing agreement, with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                            PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                       UNDERWRITERS                         OF NOTES DUE 2013   OF NOTES DUE 2018
                       ------------                         -----------------   -----------------
Goldman, Sachs & Co. .....................................    $156,000,000        $156,000,000
Salomon Smith Barney Inc. ................................      22,000,000          22,000,000
J.P. Morgan Securities Inc. ..............................      16,000,000          16,000,000
Banc One Capital Markets, Inc. ...........................       6,000,000           6,000,000
                                                              ------------        ------------
    Total.................................................    $200,000,000        $200,000,000
                                                              ------------        ------------
                                                              ------------        ------------

    The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of the notes due 2013 and 0.450% of the principal amount of the notes due 2018. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

    The underwriters intend to offer the notes for sale primarily in the United States. The underwriters, acting through their affiliates as their selling agents, and the other underwriters may also offer the notes for sale outside the United States.

    The notes are each new issues of securities with no established trading market. BD has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    BD estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $150,000.

    BD has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of notes made by the underwriters in the open market prior to the completion of this offering.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    The activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of such notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the 'FSMA')) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to BD and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

    The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction outside the United States in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction outside the United States to which it is subject or in which it makes purchases, offers or sales of the notes and neither BD nor any other underwriter will have responsibility for these matters.

    Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

    Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to BD and its affiliates, for which they have in the past received, and may in the future receive, customary fees. JPMorgan Chase Bank, the trustee under the indenture, is an affiliate of J.P. Morgan Securities Inc.

                                  $750,000,000

                         BECTON, DICKINSON AND COMPANY

                    DEBT SECURITIES, COMMON STOCK, WARRANTS,
                          PURCHASE CONTRACTS AND UNITS

    Becton, Dickinson and Company from time to time may offer, at an aggregate initial offering price not to exceed $750,000,000, debt securities, common stock, warrants, purchase contracts and units. The debt securities may be convertible into or exchangeable for shares of common stock or other securities. The debt securities, common stock, warrants, purchase contracts and units may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus.

    We may sell the securities to or through underwriters, and also may sell the securities directly to other purchasers or through agents. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the prospectus supplement applicable to the securities being sold.

    Our common stock is traded on the New York Stock Exchange under the symbol 'BDX.'

    Our principal executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 and our telephone number is (201) 847-6800.

                             -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
  THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR
    COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

                  The date of this Prospectus is April 2, 2003

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Forward Looking Statements..................................    3
Becton, Dickinson and Company...............................    4
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    6
Description of Common Stock.................................   14
Description of Warrants.....................................   15
Description of Purchase Contracts...........................   16
Description of Units........................................   17
Plan of Distribution........................................   17
Validity of Securities......................................   18
Experts.....................................................   18

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a 'shelf' registration process. Under this 'shelf' process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading 'Where You Can Find More Information.' The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

    We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

    Unless the context indicates otherwise, the words 'we,' 'our,' 'us,' and 'BD' refer to Becton, Dickinson and Company.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before the effectiveness of the registration statement and after the effectiveness of the registration statement until we sell all of the securities:

        (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

        (b) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

        (c) Our Current Reports on Form 8-K filed on November 6, 2002, November 26, 2002, January 23, 2003, January 28, 2003, February 4, 2003 and March 19,
    2003; and

        (d) The description of our common stock, par value $1.00 per share, and related rights to purchase preferred stock contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Secretary
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes
New Jersey 07417-1880
Telephone (201) 847-6800.

                           FORWARD LOOKING STATEMENTS

    This prospectus includes forward-looking statements (as defined under Federal securities laws) regarding our performance, including future revenues, products and income, or events or developments that we expect to occur or anticipate occurring in the future. All such statements are based upon our current expectations and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to:

         competitive factors;

         uncertainties of litigation;

         our ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve our cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions;

         changes in regional, national or foreign economic or political conditions;

         increases in energy costs;

         fluctuations in costs and availability of raw materials and in our ability to maintain favorable supplier arrangements and relationships;

         changes in interest or foreign currency exchange rates;

         delays in product introductions;

         changes in health care or other governmental regulation; and

         other factors discussed in this prospectus and in our filings with the SEC.

    The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. We do not intend to update any forward-looking statements.

                         BECTON, DICKINSON AND COMPANY

    Becton, Dickinson and Company was incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800.

    We are a medical technology company engaged principally in the manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, industry and the general public. Our operations consist of three worldwide business segments:

         BD Medical Systems,

         BD Clinical Laboratory Solutions, and

         BD Biosciences.

    The major products in the BD Medical Systems segment are hypodermic syringes and needles for injection, insulin syringes and pen needles and blood glucose monitoring systems for diabetes care, infusion therapy devices, prefillable drug delivery systems and surgical blades and scalpels. This segment also includes specialty blades and cannulas for ophthalmic surgery procedures, anesthesia needles, critical care systems, elastic support products and thermometers.

    The major products in the BD Clinical Laboratory Solutions segment are clinical and industrial microbiology products, sample collection products, specimen management systems, hematology instruments, DNA probe instruments and other diagnostic systems, including immunodiagnostic test kits. This segment also includes consulting services and customized and automated bar-code systems.

    The BD Biosciences segment provides integrated systems, products and services for a variety of applications in life sciences. The major products are flow cytometry systems for cell analysis, monoclonal antibodies for biomedical research, molecular biology products for the study of genes and their functions, cell growth and screening products, and labware products.

    Our products are manufactured and sold worldwide. The principal markets for our products outside the United States are Europe, Japan, Asia Pacific, Canada and Latin America. The principal products that we sell outside of the United States are hypodermic needles and syringes, insulin syringes and pen needles, diagnostic systems, VACUTAINER(r) brand blood collection products, HYPAK(r) brand prefillable syringe systems, and infusion therapy products. We have manufacturing operations in Brazil, China, France, Germany, India, Ireland, Japan, Korea, Mexico, Pakistan, Singapore, Spain, Sweden, the United Kingdom and the United States.

    We market our products and services in the United States and internationally through sales representatives and independent distribution channels, as well as directly to end-users.

                                USE OF PROCEEDS

    Except as may be set forth in any prospectus supplement, our net proceeds from the sale of the securities will be added to our general funds and may be used to repay outstanding debt and to meet capital expenditure and working capital requirements. We have not allocated a specific portion of the net proceeds for any particular use at this time. Pending application of the net proceeds, we may invest the proceeds in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratio of earnings to fixed charges.

                                             THREE MONTHS       FISCAL YEAR ENDED SEPTEMBER 30,
                                            ENDED DECEMBER   -------------------------------------
                                               31, 2002      2002    2001    2000    1999    1998
                                               --------      ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges
  (unaudited).............................      11.29        10.61    6.68    5.12    4.59    5.07

    For the purpose of calculating the ratio of earnings to fixed charges, we calculate earnings by adding fixed charges to income before income taxes and cumulative effect of change in accounting principle, and by deducting both net interest capitalized during the period and our share of the undistributed income in less-than-fifty-percent-owned affiliates. Fixed charges include total interest, including capitalized interest, the portion of rental expense which we believe is representative of the interest factor of our rental expense and the amortization of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth general terms and provisions of the debt securities we may offer. The prospectus supplement will describe the particular terms of the debt securities being offered and the extent to which these general provisions may apply to those debt securities.

    The debt securities will be issued under the indenture, dated March 1, 1997, between us and JPMorgan Chase Bank, as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you.

GENERAL

    The debt securities covered by this prospectus will be our unsecured and unsubordinated obligations. The indenture does not limit the aggregate principal amount of debt securities we can issue. The indenture provides that debt securities may be issued thereunder from time to time in one or more series.

    The prospectus relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         the designation of the debt securities of the series;

         any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount of debt securities of that series after initial issuance;

         any date on which the principal of the debt securities of the series is payable (which date may be fixed or extendible);

         the interest rate or rates and the method for calculating the interest rate;

         if other than as provided in the indenture, any place where principal of and interest on debt securities of the series will be payable, where debt securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to holders may be published and any time of payment at any place of payment;

         whether we have a right to redeem debt securities of the series and any terms thereof;

         whether you have a right to require us to redeem, repurchase or repay debt securities of the series and any terms thereof;

         if other than denominations of $1,000 and any integral multiple, the denominations in which debt securities of the series shall be issuable;

         if other than the principal amount, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity;

         if other than U.S. dollars, the currency or currencies in which payment of the principal of and interest on the debt securities of the series will be payable;

         whether the principal and any premium or interest is payable in a currency other than the currency in which the debt securities are denominated;

         whether we have an obligation to pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right that we may have to redeem those debt securities rather than pay the additional amounts;

         if other than the person acting as trustee, any agent acting with respect to the debt securities of the series;

         any provisions for the defeasance of any debt securities of the series in addition to, in substitution for or in modification of the provisions described in ' -- Defeasance and Covenant Defeasance;'

         the identity of any depositary for registered global securities of the series other than The Depository Trust Company and any circumstances other than those described in ' -- Global Securities' in which any person may have the right to obtain debt securities in definitive form in exchange;

         any events of default applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in ' -- Events of Default;'

         any covenants applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in ' -- Covenants;' and any other terms of the debt securities of the series.

    The debt securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or board resolution. Unless otherwise provided in a prospectus supplement, principal (unless the context otherwise requires, 'principal' includes premium, if any) of and any interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the debt securities, provided that, at our option, payment of interest may be made by check to the address of the person entitled thereto as it appears in the security register. Subject to the limitations provided in the indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

    Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount. If any debt securities are original issue discount securities, special federal income tax, accounting and other considerations may apply and will be described in the prospectus supplement relating to the debt securities. 'Original Issue Discount Security' means any security which provides for an amount less than the principal amount to be due and payable upon acceleration of the maturity due to the occurrence and continuation of an event of default.

GLOBAL SECURITIES

    The debt securities of each series will be issued in the form of one or more fully registered global debt securities that are registered in the name of The Depository Trust Company, or its nominee, as depositary, unless another depositary is designated for the debt securities of that series. Unless we state otherwise in a prospectus supplement, debt securities in definitive form will not be issued. Unless and until a global security is exchanged in whole or in part for debt securities in definitive form, it may not be registered for transfer or exchange except as a whole by the depositary for that global security to a nominee of the depositary.

    Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that global security to the accounts of institutions, the participants, that are entitled to the registered global security that have accounts with the depositary designated by the underwriters or their agents engaging in any distribution of the debt securities. The depositary advises that pursuant to procedures established by it:

         Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

         Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depositary or by its nominee.

         Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the participants.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and these laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

    As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as specified below, owners of beneficial interests in a global security will not:

         be entitled to have their debt securities represented by the global security registered in their names;

         receive or be entitled to receive physical delivery of debt securities in certificated form; or

         be considered the holders for any purposes under the indenture.

    Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which that person holds its interest, in order to exercise any rights of a holder of debt securities under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of debt securities is entitled to give or take under the indenture.

    We understand that, under existing industry practices, if we request any action of holders of debt securities or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder of debt securities is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize the beneficial owners owning through them to give the notice or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

    The depositary or a nominee thereof, as holder of record of a global security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the depositary. The agent for the payment, transfer and exchange of the securities is the trustee, acting through its corporate trust office located in the Borough of Manhattan, The City of New York.

    We expect that the depositary, upon receipt of any payment of principal or interest in respect of a global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, and will be the responsibility of the participants. We, the trustee, our agents and the trustee's agents shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    If we determine that debt securities will no longer be maintained as global securities, or, if at any time an event of default has occurred and is continuing under the indenture, or if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive certificated form in exchange for the registered global securities.

    In the event that the book-entry system is discontinued, the following provisions shall apply. The trustee or any successor registrar under the indenture shall keep a register for the debt securities in definitive certificated form at its corporate trust office. Subject to the further conditions contained in the indenture, debt securities in definitive certificated form may be transferred or exchanged for one or more debt securities in different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee or any successor registrar under the indenture by the registered holders or their duly authorized attorneys. Upon surrender of any debt security to be transferred or exchanged, the trustee or any successor registrar under the indenture shall record the transfer or exchange in the security register and we will issue, and the trustee shall authenticate and deliver, new debt securities in definitive certificated form appropriately registered and in appropriate authorized denominations. The trustee shall be entitled to treat the registered holders of the debt securities in definitive certificated form, as their names appear in the security register as of the appropriate date, as the owners of the debt securities for all purposes under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

         we are the surviving person; or

         the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the debt securities and under the indenture; and

         immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and

         certain other conditions are met.

    Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the indenture and under the debt securities.

EVENTS OF DEFAULT

    The following are 'events of default' under the indenture with respect to debt securities of any series:

         default in the payment of interest on any debt security when due, which continues for 30 days;

         default in the payment of principal of any debt security when due;

         default in the deposit of any sinking fund payment when due;

         default in the performance of any other obligation contained in the indenture, which default continues for 90 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of that series;

         specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors; or

         any other event of default established for the debt securities of that series.

    If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

         the entire principal of the debt securities of that series;
         or

         if the debt securities are original issue discount securities, that portion of the principal as may be described in the applicable prospectus supplement.

    At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

    We are required to furnish to the trustee annually an Officer's Certificate as to our compliance with all conditions and covenants under the indenture. We must notify the trustee within five days of any default or event of default.

    The indenture provides that the trustee will, within 60 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities notice of all defaults. In certain instances, the trustee may withhold that notice if and so long as a responsible officer in good faith determines that withholding the notice is in the interest of the holders of the debt securities. By 'default' we mean any event which is, or after notice or passage of time would be, an event of default.

    The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities, by notice to the trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

    Subject to the further conditions contained in the indenture, the holders of a majority in aggregate principal amount outstanding of the debt securities of any series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default and its consequences except a default or event of default in the payment of the principal of, or interest on, any debt security of that series or in respect of a covenant or provision of such indenture which cannot under the terms of the indenture be amended or modified without the consent of the holder of each outstanding debt security that is adversely affected thereby.

    The applicable prospectus supplement will describe any provisions for events of default applicable to the debt securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

COVENANTS

    We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. Unless we state otherwise in a prospectus supplement, the restrictive covenants summarized below will apply so long as any of the debt securities are outstanding, unless the covenants are waived or amended. The prospectus supplement may contain different covenants. We have provided the definitions to define the capitalized words used in describing the covenants.

  Definitions

    'Attributable Debt' means with respect to a lease, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

    'Consolidated Net Tangible Assets' means the total amount of our and our Restricted Subsidiaries' assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries.

    'Funded Debt' means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

    'Principal Property' means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto
Rico),
the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

    'Restricted Subsidiary' means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

    'Subsidiary' means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

    Restrictions on Secured Debt

    If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the debt securities) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries' Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

         mortgages existing on properties on the date of the indenture,

         mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages, mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,

         mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,

         mortgages in favor of us or a Restricted Subsidiary,

         mortgages in connection with the issuance of tax-exempt industrial development bonds,

         mortgages under workers' compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

    Restrictions on Sale and Leasebacks

    We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

         the commitment to enter into the sale and leaseback transaction was obtained during that 120 day period;

         we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under ' -- Restrictions on Secured Debt' above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities;

         within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of

        (i) the net proceeds of the sale of the Principal Property and

        (ii) the fair market value of the Principal Property, or

         we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

    These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

MODIFICATION AND WAIVER

    Under the indenture we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities in order:

         to evidence the succession of another corporation to our company and the assumption of our covenants by that successor,

         to provide for a successor trustee with respect to the debt securities of all or any series,

         to establish the forms and terms of the debt securities of any series,

         to provide for uncertificated or unregistered debt securities, or to cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the debt securities under the indenture.

    We and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series, amend the indenture and the debt securities of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of holders of debt securities under the indenture. However, without the consent of each holder of any debt security affected, we may not amend or modify the indenture to:

         change the stated maturity date of any installment of principal of, or interest on, any debt security,

         reduce the principal amount of, or the rate of interest on, any debt security,

         adversely affect the rights of any debt security holder under any mandatory redemption or repurchase provision,

         reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

         change the place or currency of payment of principal of, or any premium or interest on, any debt security,

         impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security,

         reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture, reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default, waive a default in the payment of principal of, or interest on, any debt security, or change any of our obligations to maintain offices or agencies where the debt securities may be surrendered for payment, registration or transfer and where notices and demands may be served upon us.

DEFEASANCE AND COVENANT DEFEASANCE

    When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. Unless the terms of the debt securities of any series provide otherwise, we may elect either:

         to defease and be discharged from any and all obligations with respect to debt securities of any series payable within one year

            other debt securities of any series upon the conditions described below or to be released from our obligations with respect to covenants described under ' -- Covenants' above and, if specified in the prospectus supplement, other covenants applicable to the debt securities of any series ('covenant defeasance'), upon (or, with respect to defeasance of debt securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the debt securities.

    As a condition to defeasance of any debt securities of any series payable later than one year from the time of defeasance, we must deliver to the trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

    We may exercise either defeasance option with respect to the debt securities of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

GOVERNING LAW

    The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

    We maintain a banking relationship with the trustee. The trustee also acts as trustee under another of our indentures and under a trust agreement to which we are a party.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    We have 640,000,000 shares of authorized common stock, $1.00 par value per share, of which 254,612,829 shares were outstanding as of February 28, 2003. We have 5,000,000 shares of authorized preferred stock, $1.00 par value per share, of which 621,343 shares were outstanding as of February 28, 2003.

    Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and preferences of preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We will pay dividends on our common stock only if we have paid or provided for dividends on our outstanding series of preferred stock for all prior periods.

    Our preferred stock has, or upon issuance may have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as may be fixed by our board of directors.

    Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights, other than as described below under ' -- Shareholders' Rights Plan.'

    Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

SHAREHOLDERS' RIGHTS PLAN

    On November 28, 1995, we entered into a rights agreement, which we amended and restated on March 28, 2000 and further amended on April 24, 2000. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should read the agreement, which has been filed with the SEC. See 'Where You Can Find More Information' for information on how to obtain a copy.

    Under the rights agreement, a right may be exercised, under certain conditions, to purchase one eight-hundredth of a share of a series of our preferred stock at an exercise price of $67.50, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 15% or more of our common stock without the approval of our board or after commencement or public announcement of an offer for 15% or more of our common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of our common stock or the common stock of the acquirer, having a market value of two times the then current exercise price of that right.

    The rights expire in April 2006, and may be redeemed at a price of $.01 per right at any time prior to expiration or the acquisition by a party of 15% of our common stock. Under certain circumstances, the rights may be exchanged for common stock after they become exercisable.

    In addition to the rights agreement, we currently have the following provisions in our certificate of incorporation which could be considered 'anti-takeover' provisions:

         an article providing for a classified board of directors divided into three classes, as nearly equal in number as possible, one of which is elected at each annual meeting of stockholders; and an article requiring the affirmative vote of 80% of the outstanding shares entitled to vote (voting together as a single class) for certain merger and asset sale transactions with any interested shareholder (generally, a 10% or greater shareholder).

    Our certificate of incorporation and bylaws also deny stockholders the right to call a special meeting of stockholders. Our certificate of incorporation and bylaws provide that only the board of directors may call special meetings of the stockholders.

    These provisions, in combination with the rights agreement, may have the effect of delaying, deferring or preventing a change in control.

ANTI-TAKEOVER EFFECTS OF THE NEW JERSEY SHAREHOLDERS PROTECTION ACT

    We are subject to the provisions of Section 14A-10A of the New Jersey Business Corporation Act, which is known as the 'New Jersey Shareholders Protection Act.' Under the New Jersey Shareholders Protection Act, we are prohibited from engaging in any 'business combination' with any 'interested shareholder' for a period of five years following the time at which that shareholder becomes an 'interested shareholder' unless the business combination is approved by our board of directors before that shareholder became an 'interested shareholder.' Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations.

    An 'interested shareholder' is

         any person that directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting stock; or

         any of our affiliates or associates (as those terms are defined in the New Jersey Shareholders Protection Act) that directly or indirectly beneficially owned 10% or more of the voting power of our then-outstanding stock at any time within a five-year period immediately prior to the date in question.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                            DESCRIPTION OF WARRANTS

    We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

    The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

         the specific designation and aggregate number of, and the price at which we will issue, the warrants;

         the currency or currency units in which the offering price, if any, and the exercise price are payable;

         the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

         whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

         any applicable material United States federal income tax consequences;

         the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;

         the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

         whether the warrants are to be sold separately or with other securities as parts of units;

         if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

         if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

         the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

         the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

         if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         information with respect to book-entry procedures, if any;

         any antidilution provisions of the warrants;

         any redemption or call provisions; and

         any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                       DESCRIPTION OF PURCHASE CONTRACTS

    We may issue purchase contracts for the purchase or sale of:

         debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination as specified in the applicable prospectus supplement;

         currencies; or

         commodities.

    We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. We may be entitled to satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of that purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will specify the methods by which the holders may purchase or sell those securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

    The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner to be described in the prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

                              DESCRIPTION OF UNITS

    As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or any combination of these securities. The prospectus supplement will describe:

         the terms of the units and of the purchase contracts, warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

         a description of the terms of any unit agreement governing the units; and

         a description of the provisions for the payment, settlement, transfer or exchange of the units.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

         to the public through one or more underwriters;

         through one or more agents; or

         directly to purchasers.

    The distribution of the securities may be effected from time to time in one or more transactions:

         at a fixed price, or prices, which may be changed from time to time;

         at market prices prevailing at the time of sale;

         at prices related to such prevailing market prices; or

         at negotiated prices.

    Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

    The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

         the names of any agents or underwriters;

         the public offering or purchase price;

         any discounts and commissions to be allowed or paid to any agents or underwriters;

         all other items constituting underwriting compensation;
         any discounts and commissions to be allowed or paid to dealers; and

         any exchanges on which the securities will be listed.

    We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

    If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

         the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

         the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

    The underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

    BD may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. BD may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. BD may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if BD defaults in the performance of its obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

    One or more firms, referred to as 'remarketing firms,' may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

    The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

                             VALIDITY OF SECURITIES

    Unless otherwise indicated in the prospectus supplement with respect to any securities, the validity of the securities will be passed upon for us by Bridget
M. Healy, our Vice President, General Counsel and Corporate Secretary, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. As of February 28, 2003, Ms. Healy held 6,988 shares under our Deferred Compensation Plan, held 270 shares of our common stock directly and had options to acquire 222,018 shares. In addition, Ms. Healy had a vested interest, as of February 28, 2003, under our Savings Incentive Plan in 3,832 shares of our common stock and in 188 shares of our Series B ESOP Convertible Preferred Stock.

                                    EXPERTS

    The consolidated financial statements of BD and the related schedule, incorporated by reference in BD's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     [This page intentionally left blank.]

                     [This page intentionally left blank.]

________________________________________________________________________________

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                              -------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                              PAGE
                                                              ----
Use of Proceeds.............................................  S-2
Description of the Notes....................................  S-2
Underwriting................................................  S-5

                                   Prospectus

Where You Can Find More Information.........................    2
Forward Looking Statements..................................    3
Becton, Dickinson and Company...............................    4
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    6
Description of Common Stock.................................   14
Description of Warrants.....................................   15
Description of Purchase Contracts...........................   16
Description of Units........................................   17
Plan of Distribution........................................   17
Validity of Securities......................................   18
Experts.....................................................   18

________________________________________________________________________________


________________________________________________________________________________

                                  $400,000,000

                               BECTON, DICKINSON
                                  AND COMPANY

                           $200,000,000 4.550% Notes
                               due April 15, 2013

                           $200,000,000 4.900% Notes
                               due April 15, 2018

                            ------------------------

                                [Logo: BD_LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY

                                    JPMORGAN

                         BANC ONE CAPITAL MARKETS, INC.

________________________________________________________________________________